Exhibit 10.1

AMENDED AND RESTATED
AGREEMENT OF LEASE

OCTOBER 3, 2011

AL FLORENCE REALTY HOLDINGS 2010, LLC

and

HIBBETT SPORTING GOODS, INC.

Florence, AL

TABLE OF CONTENTS

1. DEFINITIONS	1
1.1 Fundamental Terms	1
1.2 Other Definitions	1

2. GRANT OF LEASEHOLD INTEREST	3
2.1 Leased Premises	3
2.2 Common Areas	3
2.3 Landlord’s Representations Regarding Leased Premises	3

3. CENTER OF PLAN	4
3.1 Site Plan	4
3.2 Tenant’s Parking Area	4
3.3 Tenant’s Structure Free Zone	4

4. TERM	4
4.1 Commencement of Term	4
4.2 Main Term	4
4.3 Option Terms	4

5. RENT	5
5.1 Minimum Rent	5
5.2 Payment of Minimum Rent	5
5.3 Reporting Gross Sales	5

6. TAXES	5
6.1 Payable by Landlord	5
6.2 Tenant Reimbursement	6
6.3 Calculation of Tenant’s Percentage Share of Taxes	6
6.4 Right of Contest	6

7. UTILITIES	6

8. USE	6
8.1 Tenant’s Use	6
8.2 Landlord’s Use Covenants	7

9. LANDLORD’S AND TENANT’S WORK	8
9.1 Landlord’s Work	8
9.2 Tenant’s Work	8
9.3 Quality of Work and Plans and Specifications	9
9.4 Relocation Allowance	9
9.5 Delivery Date Notice	9

10. ALTERATIONS AND IMPROVEMENTS	9

11. TENANT’S PROPERTY	10

12. SIGNS	10
12.1 Tenant’s Signs	10
12.2 Landlord’s Signs	10

13. ASSIGNMENT AND SUBLETTING	10

14. MAINTENANCE	11
14.1 Tenant’s Obligations	11
14.2 Landlord’s Obligations	11
14.3 Failure to Perform	11

15. LANDLORD’S RIGHT OF ENTRY	11

16. COMMON AREA MAINTENANCE	11
16.1 Landlord to Maintain	11
16.2 CAM Fee	11
16.3 CAM Fee Reconciliation	12

17. SURRENDER OF LEASED PREMISES	12

18. INSURANCE	12
18.1 General Liability	12
18.2 Fire and Extended Property Coverage	12
18.3 Certificates	13
18.4 Subrogation	13

19. COMPLIANCE WITH GOVERNMENTAL REGULATIONS	13
19.1 Tenant’s Obligation to Comply	13
19.2 Landlord’s Obligation to Comply	13
19.3 ADA Compliance	13

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20. DAMAGE OR DESTRUCTION	14

21. CONDEMNATION	15

22. INDEMNIFICATION	15

23. QUIET ENJOYMENT	15

24. HAZARDOUS SUBSTANCES	15
24.1 Tenant Covenants	15
24.2 Tenant’s Duty to Notify	15
24.3 Tenant Indemnification	16
24.4 Landlord Representations and Warranties	16
24.5 Landlord Obligations	16
24.6 Landlord Indemnification	16
24.7 Survival	17

25. TENANT’S DEFAULT	17

26. LANDLORD’S DEFAULT	17

27. CO-TENANCY	17
27.1 Opening Co-Tenancy	17
27.2 Continuing co-Tenancy	18
27.3 Co-Tenancy Verification	18

28. NONDISTURBANCE AND ESTOPPEL	18
28.1 Nondisturbance Agreement	18
28.2 Estoppel Certificate	19

29. HOLDING OVER	19

30. SUCCESSORS	19

31. WAIVER AND REMEDIES CUMULATIVE	19

32. NOTICES	19

33. BROKER	19

34. DELIVERY DATE AGREEMENT; MEMORANDUM OF LEASE	20

35. DISPUTE RESOLUTION	20

36. CONFIDENTIALITY	20

37. FORCE MAJEURE	20

38. TRADE NAME AND TRADEMARKS	20
38.1 Trade Name	20
38.2 Trademarks	21

39. LANDLORD’S ACTIONS	21
39.1 Minimize Interference	21
39.2 Obligation to Mitigate Damages	21

40. RULES AND REGULATIONS	21

41. OVERPAYMENT DURING FINAL LEASE YEAR	21

42. RIGHTS TO ATTORNEY’S FEES	21

43. SATELLITE DISH	21

44. REVIEW FEE	22

45. LEASE OFFER	22

46. SEVERABILITY	22

47. CAP ON MINIMUM RENT, PERCENTAGE RENT AND THE CAM FEE	21

48. ACCORD AND SATISFACTION	22

49. AMBIGUITIES	22

50. TIME IS OF THE ESSENCE	22

51. LIMITATIONS OF LIABILITY	22

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52. FINANCIALS	22

53. FORM 1099 INFORMATION REPORTING	23

EXHIBIT A LEGAL DESCRIPTION OF THE CENTER

EXHIBIT C VANILLA BOX CRITERIA

EXHIBIT D USE RESTRICTIONS

EXHIBIT E TENANT SIGN PLANS

EXHIBIT F RULES AND REGULATIONS

EXHIBIT G SUBORDINATION NONDISTURBANCE AGREEMENT

EXHIBIT H MEMORANDUM OF LEASE

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AMENDED AND RESTATE AGREEMENT OF LEASE

THIS AMENDED AND RESTATED AGREEMENT OF LEASE (“Lease”) made as of the 3rd day of October, 2011 (the “Effective Date”), between AL FLORENCE REALTY HOLDINGS 2010, LLC, AN Alabama limited liability company (“Landlord”), and HIBBETT SPORTING GOODS, INC., a Delaware corporation (“Tenant”), provides:

1.           DEFINITIONS.

1.1	Fundamental Terms.

1.1.1                  “Commencement Date” means the first (1st) day of the Term (as hereinafter defined) as described in Subparagraph 4.1 below.

1.1.2                 “CAM Fee” means the fee to be paid by Tenant for Tenant’s Percentage Share (as hereinafter defined) of the Common Area Costs (as hereinafter defined) as outlined in Subparagraph 16.2.

1.1.3                 “Delivery Date” means the date Landlord delivers (i) the Leased Premises (as hereinafter defined) to Tenant with Landlord’s Work (as hereinafter defined) complete and (ii) the keys to the Leased Premises to Tenant.  Nothwithstanding the foregoing, this definition of Delivery Date shall be subject to all other applicable provisions of this Lease.

1.1.4                 “Lease Year” means (i) the time from the Rent Commencement Date (as hereinafter defined) through the first (1st) full twelve (12) calendar month period, with respect to the first (1st) Lease Year, and (ii) each subsequent twelve (12) calendar month period.

1.1.5                 “Leased Premises” means those certain premises more particularly described as part of Exhibit “A” attached hereto and cross-hatched on the copy of the Site Plan attached hereto as Exhibit “B” and show on Exhibit “B-3”, together with all further improvements now or to be constructed thereon, and all easements, rights, privileges and interests appurtenant thereto, the address of which is 302 Cox Creek Parkway, Major C, Florence, Alabama.

1.1.6                 “Main Term” means that period of time from the Rent Commencement Date through and including the last day of the fifth (5th) full Lease year.

1.1.7                 “Minimum Rent” means the minimum rent payable by Tenant pursuant to Subparagraph 5.1 below, subject to all other applicable provisions of this Lease.

1.1.8                 “Percentage Rent” means rent to be paid by Tenant in an amount equal to (i) four percent (4%) of the amount by which Gross Sales (as hereinafter defined) exceed the Sales Base (as hereinafter defined) for each Lease Year less (ii) the amount of Common Area Costs, Taxes, and Insurance payable by Tenant during such Lease Year pursuant to the terms of this Lease.

1.1.9                 “Rent Commencement Date” means one hundred twenty (120) days after all of the following have occurred:  (a) the Delivery Date; (b) Tenant is in receipt of a fully executed original Lease; (c) all governmental authorities have approved all of Tenant’s plans and construction, including signs and storefronts; and (d) Landlord has removed all asbestos and Hazardous Substances (as hereinafter defined) from the Leased Premises and support systems; provided that Tenant may choose not to open for business in the Leased Premises during the period between November 15th of any calendar year and February 15th of the immediately following calendar year, in which event the Rent Commencement Date shall be postponed until the date on which the Tenant opens for business.  Notwithstanding the foregoing, this definition of Rent Commencement Date shall be subject to all other applicable provisions of this Lease.

1.1.10                 “Tenant’s Percentage Share” means the lesser of (i) the percentage obtained by dividing the square footage of the Leased Premises (14,980 square feet) by the square footage available for lease and occupancy in the Center (92,840 square feet) or (ii) sixteen and eleven one hundredths percent (16.11%).  Nothing contained herein shall be construed as permitting Landlord to increase Tenant’s Percentage Share.

1.2	Other Definitions.

1.2.1 “Center” means that certain shopping center with an anticipated construction completion date of September 5, 2010 and known as Renaissance city Center and located in Florence, Alabama, which is more particularly show on the Site Plan attached hereto as Exhibit “B”.

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1.2.2                 “Common Areas” means the parking areas, driveways, outdoor lighting facilities, sidewalks, service areas, landscaped areas (including all landscaped areas adjacent to the Leased Premises), footpaths, corridors and other areas intended for the non-exclusive use of the tenants of the Center.

1.2.3                 “Common Area Costs” means the cost of maintaining, repairing, landscaping, painting and operating the Common Areas and Common Area Improvements, including repairs to (as opposed to repaving of) the parking areas or other Common areas, lighting, minor roof repairs and removal of snow, ice, trash, and rubbish and other refuse and Landlord’s insurance costs as proved in Paragraph 18 below.  Common Area Costs shall specifically exclude the following: (i) roof or parking lot replacement and any Center administrative or management fees or the like; (ii) the cost of any item for which Landlord is reimbursed by insurance or otherwise; (iii) the cost of loss of rents insurance; (iv) the cost of any additions to the Common Areas pursuant to an expansion of the Center’s leasable square footage; (v) the cost of any alterations, additions, changes, replacements, improvements and repairs and other items which, under generally accepted accounting principles consistently applied (as pertaining to the real estate industry), are properly classified as capital expenditures or which are made in order to prepare space for occupancy by a new tenant or other occupant of the Center; (vi) the cost of any initial installations for any tenant or other occupant of the Center; (vii) the cost of leasing, or any depreciation on, any equipment used in connection with the Center; (viii) reserves for the replacement or repair of portions of, or equipment and machinery used in connection with, the Center; (ix) legal, accounting and other professional fees; (x) interest or amortization payments in connection with the Center; (xi) leasing commissions, advertising expenses and other costs incurred in leasing or attempting to lease any portion of the Center; (xii) the cost of any services performed specifically for certain tenants of the Center; (xiii) the cost of correcting defects in the construction of the buildings, improvements and equipment of the Center or complying with any applicable laws, regulations or ordinances; (xiv) the cost of Landlord’s membership (and related costs thereto) in any organizations representing shopping center owners; (xv) any political or charitable contributions; (xvi) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (xvii) repairs and other work occasioned by fire, windstorm or other casualty; (xviii) wages, salaries or other compensation paid to any executive employees above the grade of building manager; and (xix) costs attributable to repairing items that are covered by warranties.

1.2.4                 “Common Area Improvements” means any improvement to, on or in the Common Areas, including, without limitation, any buildings, walls, fences, pylons, parking areas, landscaped areas and sidewalks in the Center.

1.2.5                 “Early Cessation Expenses” means all costs related to the failure to open or the closing of Tenant’s business in the Leased Premises, including but not limited to any fees associated with the early termination of any service contracts.  Early Cessation Expenses shall specifically exclude any expenses associated with the termination of any of Tenant’s employees at the Leased Premises or relocation of any of the same.

1.2.6                 “Gross Sales” means the amount of gross sales for all merchandise and services sold in or from the Leased Premises by Tenant, whether for cash or otherwise, and reported pursuant to Subparagraph 5.3 below.  Notwithstanding the foregoing, Gross Sales shall specifically exclude (or if already included therein, cause to be deducted therefrom): (i) sums collected and paid out for any sales, use, gross receipts or retail excise tax imposed by any duly constituted governmental authority; (ii) sales to employees, charities, senior citizens, religious groups or governmental agencies; (iii) the value of exchanged or returned merchandise and the value of redeemed coupons; (iv) sales of trade fixtures or store equipment after use in the Leased Premises; (v) transfers of merchandise among stores of Tenant; (vi) finance, interest, service or carrying charges on credit cards or charges related to electronic fund transfers, check cashing or returned checks; (vii) charges for mailing, gift wrapping and other services provided for the convenience of customers at no or nominal profit to Tenant; (viii) vending and coin-operated machine sales to employees; (ix) uncollectible credit accounts, credit card charge-backs, and bad checks when written off by Tenant; (x) receipts from public telephones; (xi) all sums received in settlement of claims for loss or damage to merchandise; (xii) gift certificates or gift cards until redeemed; (xiii) sales not in the ordinary course of business of sales by concessionaires or licensees; (xiv) returns to vendors; (xv) disallowed amounts and discount payments and service charge for credit card charges; (xvi) value added taxes; and (xvii) coupons.

1.2.7 “Hazardous Substances” means all (i) “hazardous substances” [as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. paragraph 9601 et seq. and the regulations promulgated pursuant thereto, as amended the “Act”)]; (ii) any other toxic or hazardous waste, material, mold, fungus, spore or substance as

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defined under any other federal, state or local law, rule, regulation or ordinance; (iii) petroleum products, and (iv) any other pollutant or environmental contaminant.

1.2.8                 “Landlord’s Work” means (i) the improvements to the Leased Premises described in Exhibit “C” attached hereto; (ii) work necessary to cause the Leased Premises, as improved pursuant to Paragraph 9 below, to comply with all current building code requirements, laws, ordinances and regulations; (iii) reasonable Common Area lighting for security purposes; (iv) sealing and striping the Center’s parking lot; and (v) removal of all asbestos and floor tile from the Leased Premises, regardless of whether or not such asbestos, if any, is encapsulated and, if required by any applicable building code requirement, law, ordinance and/or regulation, a current asbestos report on the Leased Premises.

1.2.9                 “Sales Base” means for any Lease Year an amount equal to One Million Four Hundred Thousand and 00/100 Dollars ($1,400,000.00).

1.2.10                 “Site Plan” means the Sit Plan dated January 28, 2011, prepared by Columbia Engineering, a copy of which is attached hereto as Exhibit “B”.

1.2.11                 “Tenant’s Parking Area” means the cross-hatched area shown on the copy of the Site Plan attached as Exhibit “B-1”, and further described in Paragraph 3 below.

1.2.12                 “Tenant’s Work” means the improvements to be made to the Leased Premises by Tenant pursuant to Paragraph 9 below.

1.2.13                 “Term” or “term” means the Delivery Date through the beginning of the Main Term, the Main Term and any renewal terms pursuant to Subparagraph 4.3 below.

1.2.14                 “Tenant’s Structure Free Zone” means the cross hatched area shown on the copy of the Site Plan attached as Exhibit “B-2” and further described in Paragraph 3 below.

1.2.15                 “Taxes” means all real estate taxes and other ad valorem taxes, public charges and assessments, directly or indirectly assessed, levied, or imposed upon the land (excluding unimproved land), buildings or other improvements of the Center during the Term, net of available discounts.  Taxes shall specifically exclude and Tenant shall not be responsible for: (i) income, margins, profits, intangible, documentary stamps, franchise, corporate, capital stock, succession, estate, gift or inheritance taxes or taxes substituted for or in lieu of the foregoing exclusions; (ii) sales taxes on rents, gross receipts or revenues of Landlord from the Center; and (iii) any penalties, late charges or the like attributable to the late payment by Landlord of Taxes.

2.           GRANT OF LEASEHOLD INTEREST.

2.1	Leased Premises.

Landlord hereby grants to Tenant, and Tenant rents from Landlord, the Leased Premises for the Term of the Lease.  The Leased Premises constitutes a portion of the Center and contains approximately fourteen thousand nine hundred eighty (14,980) gross leasable square feet with a minimum of ninety (90) feet of frontage and a ceiling height of fourteen (14) feet.  Tenant shall be entitled to measure the Leased Premises, and, in the event that the square footage is less than the square footage stated herein, the rental obligations (including all additional rental and other charges) and Tenant’s Percentage Share shall be adjusted accordingly; however, if the remeasurement of the Leased Premises results in a discrepancy in excess of five percent (5%), the Tenant shall have the right to immediately terminate this Lease and Landlord shall reimburse Tenant for any Early Cessation Expenses incurred.

2.2	Common Areas.

Landlord also grants to Tenant, its customers, employees, licensees, invitees and sub-tenants a non-exclusive easement in common with the other tenants of the Center for the use of the Common areas.

2.3	Landlord’s Representations Regarding Leased Premises.

Landlord represents and warrants that (i) it has the right to enter into this Lease; (ii) it has good and marketable title to the Leased Premises; (iii) the Leased Premises, including without limitation, the foundation, the structure, the roof and all mechanical systems, is in good condition and repair; (iv) the Leased Premises is properly zoned for use by Tenant for the retail location in accordance with Subparagraph 8.1 below; (v) Landlord has obtained all necessary approvals and permits from appropriate governmental authorities for the development of the Center in

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accordance with the Site Plan and for the construction and occupancy of the Leased Premises by Tenant and for the operation of the Center by Landlord; (vi) the Leased Premises is not located within a flood zone, plain or area (if requested, Landlord shall provide the applicable documentation verifying the same) and has been or will be built at approximately 608 feet above sea level; and (vii) Landlord has entered into no leases, agreements or restrictive covenants that would prohibit or adversely interfere with the use of the Leased Premises by Tenant in accordance with Subparagraph 8.1 below.

3.           CENTER AND SITE PLAN.

3.1  Site Plan

Landlord represents and covenants that the Center has been or shall be developed in accordance with the Site Plan and that it shall be used as a retail shopping center throughout the term of the Lease.  Landlord may not modify or replace the Site Plan without the prior written consent of Tenant, which consent shall not be unreasonably withheld or delayed.  No such modification or replacement of the Site Plan shall (i) reduce the ratio of parking spaces to gross leasable area of buildings in the Center shown on the Site Plan; (ii) reduce or rearrange the parking spaces in Tenant’s Parking Area; (iii) interfere with truck access to the loading doors of the Leased Premises; (iv) interfere with customer access to the Leased Premises or Tenant’s Parking Areas; (v) interfere with the visibility of the Leased Premises from the roads providing direct access to the Center; (vi) result in the construction of any buildings in Tenant’s Structure Free Zone; or (vii) operate to change the definition of Center as used herein.

3.2  Tenant’s Parking Area.

Landlord agrees (i) to provide in the Tenant’s Parking Area a minimum of five (5) parking spaces per 1,000 square feet of the Leased Premises, as shown as the cross-hatched portion of the Center on Exhibit “B-1”; (ii) not to rearrange such spaces without the consent of the Tenant, which consent will not be unreasonably withheld or delayed and (iii) not to locate Center handicap parking directly in front of the Leased Premises.  In the event that Landlord allows any of the foregoing without Tenant’s consent, Tenant shall be entitled to all available remedies hereunder, including the right to reduced rental, and, if Landlord has not remedied the situation within on hundred eight (180) days, to terminate this Lease as provided in Paragraph 26 below.

3.3  Tenant’s Structure Free Zone.

Landlord shall not enter into any lease agreement or allow on a permanent or temporary basis any building, structure, tree, tent, dumpster, recycling bin, Christmas tree sale, pumpkin sale or other temporary or permanent retail or other use in Tenant’s Structure Free Zone, without Tenant’s prior written approval.  A breach of the foregoing covenant shall entitle Tenant to all available remedies hereunder, including the right to terminate as provided in Paragraph 26 below.

4.           TERM.

4.1  Commencement of Term.

The Commencement Date shall be the date on which Tenant commences Tenant’s Work in the Leased Premises but in no event prior to the completion of Landlord’s Work and, if applicable, Tenant’s receipt of a nondisturbance agreement as provided in Subparagraph 28.1 below.

4.2  Main Term.

The Main Term of the Lease shall (i) commence on the Rent Commencement Date and (ii) end on the last day of the fifth (5th) full Lease Year.

4.3	Option Terms.

Tenant shall have five (5) consecutive separate options to extend the term of this Lease for successive option terms of five (5) Lease Years each.  Tenant may exercise each such option by giving written notice to Landlord at least one hundred twenty (120) days prior to the end of the then current term; provided, however, that if Tenant fails to exercise any such option, Tenant’s rights to exercise the option shall not expire until thirty (30) days after written notice to Tenant from Landlord of Tenant’s failure to exercise such option during which thirty (30) days Tenant may exercise such option.

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5.           RENT.

5.1  Minimum Rent.

During the Main Term and any option term hereof, Tenant shall pay to Landlord Minimum Rent, except as set forth herein, in the amounts and for the periods set forth below.

	PERIOD	ANNUAL RENT PER SQUARE FOOT OF LEASED PREMISES	ANNUAL RENT	MONTHLY RENT
Main Term	Years 1-5	$7.41	$111,000.00	$9,250.00
	Years 6-10	$7.41	$111,000.00	$9,250.00
	Years 11-15	$7.41	$111,000.00	$9,250.00
	Years 16-20	$7.41	$111,000.00	$9,250.00
	Years 21-25	$7.41	$111,000.00	$9,250.00
	Years 26-30	$7.41	$111,000.00	$9,250.00

5.2  Payment of Minimum Rent.

Minimum Rent shall be payable in advance in equal monthly installments payable on or before the fifth (5th) day of each calendar month during the term hereof, commencing on the fifth (5th) day of first (1st) full calendar month following the Rent Commencement Date.  The rental due for the period from the Rent Commencement Date to the first (1st) day of the first (1st) full calendar month following the Rent Commencement Date shall be prorated (by using the number of days in such partial month as the numerator and the number of days in the entire calendar month as the denominator) and paid together with the first (1st) full monthly installment of rent due hereunder.  All payments of rent shall be made to Landlord, identified using a single taxpayer identification number, at the address specified in Paragraph 32 below or as Landlord otherwise notified Tenant in writing and such payments may be made, at Tenant’s option, by electronic transfer, check, cash or credit card.  In the event that rent has been past due more than twice during any Lease Year and Landlord has given notice pursuant to Paragraph 32 thereof to Tenant, Landlord shall be entitled to a late charge of Twenty-Five and 00/100 Dollars ($25.00) per each future installment of rent past due during such Lease Year.  Tenant shall be notified of any changes in monthly installments due hereunder in the form of a letter directed to the attention of the Lease Administrator.  Landlord hereby agrees not to send a regular monthly statement to Tenant.

5.3 Payment of Percentage Rent.

Beginning with the first (1st) full Lease Year, Tenant shall send to landlord a written report of its Gross Sales for such Lease Year and, if applicable, pay to Landlord, subject to the provisions of Paragraph 47 below, the Percentage Rent due within ninety (90) days after the end of each full Lease Year.  No Percentage Rent shall be payable for any partial Lease Year.  For purposes of permitting verification by Landlord of the Gross Sales reported by Tenant, Landlord shall have the right, upon not less than thirty (30) days written notice to Tenant, to audit Tenant’s books and records relating to the Gross Sales for previous two (2) Lease Years after the end of each Lease Year.  Landlord’s right to conduct such audit is limited to once per Lease Year.  If such an audit reveals that Tenant has understated its Gross Sales by more than five percent (5%) in any Lease Year, Tenant, in addition to paying the additional Percentage Rent due, shall pay the reasonable cost of the audit not to exceed Five Hundred and 00/100 Dollars ($500.00) (provided that the audit in fact resulted in the payment of Percentage Rent or additional Percentage Rent).  If Tenant terminates operation of the Leased Premises, this provision requiring payment of Percentage Rent shall not be applicable.  Tenant makes no representation or warranty as to expected sales at the Leased Premises.

6.           TAXES.

6.1  Payable by Landlord.

Landlord shall pay, as and when they become due, all Taxes payable upon or with respect to the Center, net of any discounts.  Landlord shall pay or cause the payment, all Taxes before any fine, penalty, interest or cost may be added thereto, become due or be imposed by operation of law for the nonpayment or late payment thereof or otherwise.  Should Landlord fail to pay such

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Taxes or any part thereof, Tenant shall have the right, at its sole election, to cure such failure by payment of the Taxes and any interest and penalties due thereon and Tenant may deduct the cost thereof plus interest at the prime rate as announced from time to time in the Wall Street Journal plus four percent (4%) (the “Interest Rate”) from the next installment(s) of annual rent and other charges due hereunder.  In no event shall Tenant be liable for any discount forfeited or penalty incurred as a result of late payment by Landlord or by another tenant.  Landlord shall remain primarily responsible for such payment of Taxes notwithstanding the fact that such payment may be made by a tenant of the Center of other third party pursuant to an agreement to which Tenant is not a party.

6.2	Tenant Reimbursement.

Tenant shall reimburse Landlord for Tenant’s Percentage Shares of Taxes (as calculated in Subparagraph 6.3), net of discounts, within forty-five (45) days after Tenant’s receipt of Landlord’s written invoice of such amount and a copy of the applicable tax bill corresponding to Exhibit “A”.

6.3	Calculation of Tenant’s Percentage Share of Taxes.

Tenant’s Percentage Share of Taxes shall be calculated by multiplying (i) the total Taxes, net of discounts, for which Landlord is responsible, by (ii) Tenant’s Percentage Share.  Tenant’s Percentage Share of Taxes shall be prorated on a per diem basis as of the Rent Commencement Date and the expiration or earlier termination of this Lease, and, if applicable, Landlord shall promptly return to Tenant any overpayment made by Tenant.

6.4	Right to Contest.

Tenant shall have the right to contest the amount of validity of, or otherwise seek exemption from or abatement of, any Taxes.  If Tenant undertakes any action or proceeding with respect thereto, Landlord shall (i) cooperate with Tenant; (ii) execute any and all documents required in connection therewith; (iii) provide Tenant with reasonable information necessary to contest amount or validity and (iv) if required by any law, rule or regulation of the taxing authority, join with Tenant in the prosecution thereof.  Any rebate, abatement or reduction made on account of any Taxes attributable to the Leased Premises shall belong to, and be paid to, Tenant.  During any such action or proceeding, Tenant will use its best efforts to prevent any public sale, foreclosure or any divesting thereby of Landlord’s title to the Leased Premises.

7.           UTILITIES.

Tenant shall pay, to the applicable utility provider, all utility charges and deposits required to establish accounts for gas, heat, light, water, sewer, electricity, garbage and other utility use services supplied to the Leased Premises during the term of this Lease.  Notwithstanding the foregoing, Landlord shall supply all utility service to the Leased Premises and be directly responsible for any contracts for the recoupment of any investments by the provider in supplying utility service to the Leased Premises and for the cost of any tap-on fees or so-called “impact fees” associated with the Leased Premises or the Center.  Landlord represents and warrants that the Leased Premises is separately metered for utilities.  If any disruption or interruption of utility service shall occur and continue for more than forty-eight (48) hours and prohibit Tenant from operating its business in the Leased Premises, Minimum Rent and all other rents and charges due hereunder shall abate until the earlier of the date of restoration of service or the reopening of Tenant’s business in the Leased Premises.

8.           USE.

8.1	Tenant’s Use.

8.1.1  Tenant shall have the right to use the Leased Premises for the retail sale of sporting goods, athletic shoes, apparel, sports fan licensed products and such other items as sold in other retail locations and for any lawful purpose not prohibited by Existing Restrictions (as hereinafter defined) (the “Use”).  Tenant shall not permit or suffer the use of the Leased Premises which have been granted to any party regardless of such parties’ use or business and which are applicable to the Center (the “Restrictions”) are set forth in Exhibit “D” hereof and that, to Landlord’s actual knowledge, Tenant’s Use of the Leased Premises will not violate any such Restrictions.  Any use restriction granted after the date of this Lease (a “Future Restriction”) that would in any way or manner pertain to Tenant’s Use or the Leased Premises shall have no application whatsoever to Tenant or the Leased Premises, and all such Future Restriction shall expressly exclude, by specific reference, the Leased Premises (as the same may be enlarged or decreased) during the Term (as may be extended pursuant to this Lease or otherwise).  Landlord

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is hereby authorized to disclose to any future party granted a Future Restriction of the provisions of this Subparagraph 8.1.1 and of Subparagraph 8.1.2.  Landlord shall indemnify, defend and hold Tenant harmless from and against any and all costs relating to the enforcement by any party (including Landlord) of any Future Restrictions.

8.1.2  Tenant does not agree to any radius restriction or other similar non-compete restriction.

8.1.3  Nothing contained in this Lease shall be construed as requiring Tenant to operate continuously its business from the Leased Premises.

8.2	Landlord’s Use Covenants.

8.2.1  Landlord shall not use or permit the use of any portion of the Center as any of the following:  massage parlor; “adult book or video store” or similar business catering to pornographic interests; amusement center or game room (featuring, without limitation, pinball, electric and video game machines); bowling alley; tire, battery or auto parts retail location; skating rink; head shop; off-track betting facility; billiard parlor; gyms and exercise facilities; automobile leasing facility; rent-to-own, check cashing, business operation generally referred to as a “flea market”; night club; comedy club; country and western bar; teenage facility; dance hall; bingo parlor; or a close-out, thrift, good will or similar store such as “Big Lots”, “Bud’s” or “Odd Lots”.

8.2.2  All space in the Center shall be used for retail and service (not municipal-type) purposes, in accordance with the high standards of a first class shopping center and Landlord shall maintain in the Center a mix of tenants as will best serve the interest of all tenants.  Notwithstanding the foregoing, Landlord shall not permit any other tenant or other user in the Center (or in any other premises owned in whole or in part, or controlled, directly or indirectly, by Landlord or any person or entity which is an affiliate of Landlord outside the confines of the Center, but within a three (3) mile radius thereof) to conduct the Exclusive Use (defined below) either as its principal use or within a kiosk or in an area exceeding the lesser of one thousand (1,000) square feet or more than twenty percent (20%) of such other tenant’s respective premises, sales or inventory (“Exclusive Covenant”); the measurement of such other tenant’s respective premises shall include any and all racks, tables, displays, etc and the area used to access these by the customer.  For purposes hereof, the Exclusive Use shall be defined as the retail sale of sporting goods, athletic apparel, athletic shoes or sports fan licensed products.  Further, tenants such as, for purposes of example and not in limitation, Encore Stores, Lids, Lids Team Sports, Lids Locker Room, Genesco, Foot Locker, Finish Line, Shoe Department, Shoe Show, Rack Room, Sports Chalet, Sportsman’s Warehouse, MC Sports, Dunham’s,  Shoe Carnival, Champs,  Cabelas, REI, Play it Again Sports, Gander Mountain, Big 5, Dick’s, Sports Authority and Academy will be a violation of this provision.  Further still, “athletic shoes”, as used in the Exclusive Use, shall include, but not be limited to, any shoe whatsoever made or branded by: Adidas, Adio, Airwalk, American Eagle, And1, Apple Bottoms, Asics, Avia, Bearpaw, Black Label, Body Glove, Brooks, Champion, Choco, City Sneakers, Colombia, Clarks, Converse, Coogi, Crocs, Cross Trackers, DC, Diadora, Dunkman, Ecko, Easton, Etnies, Fila, Guy Harvey, Heely’s , Hi-Tec, Jordan, Kaepa, K-Swiss, Keds, Keens, LA Gear, Lacoste, Lugz, Kiskeen, Mark Ecko, Merrell, Mizuon, New Balance, Nike, Oakley, Pearl Izumi, Polo, Predictions, Puma, Quicksilver, Rainbow, Reebok, Rocawear, Rockport, Rugged Outback, Russell, Ryka, Saucony, Skechers, Sperry, Steve Madden, Stride Rite, Tapout, Teva, The North Face, Timberland, Umbro, Under Armour, Vans, Wilson, Zodiac, Zoo York.  In the even of the first violation of the Exclusive Covenant, Tenant shall be entitled to pay One and 00/100 Dollar ($1.00) per square foot of the Leased Premises per annum in lieu of Minimum Rent and all other rents and charges due hereunder (“Remedy Rent”) until the condition resulting in the violation ceases to exist.  At anytime thereafter, Tenant, at its option, shall be entitled to: (i) terminate this Lease upon thirty (30) days prior written notice to Landlord, or (ii) continue paying Remedy Rent.  In the event Tenant elects to terminate this Lease pursuant to this Subparagraph 8.2.2, Landlord shall pay to Tenant Five Hundred Thousand and 00/100 Dollars ($500,000.00) within sixty (60) days of receipt of Tenant’s termination notice.  In the event that Tenant does not elect to exercise its right to terminate this Lease for any violation of the Exclusive Covenant and there is any subsequent violation of the Exclusive Covenant, each subsequent violation of the Exclusive Covenant shall entitle Tenant to pay one-half of the then-current Remedy Rent and/or to terminate this Lease upon thirty (30) days written notice to Landlord.

8.2.3  Notwithstanding the foregoing, no office located within the Center shall be located within two hundred (200) feet of the Leased Premises.

Florence, AL

9.           LANDLORD’S AND TENANT’S WORK.

9.1  Landlord’s Work.

Landlord shall provide Landlord’s Work, at its expense, in accordance with plans and specifications approved by Tenant, which approval shall not be unreasonably withheld or delayed.  All electrical and plumbing work by Landlord shall be in compliance with all applicable codes and Landlord will be responsible for delivering the Leased Premises in compliance with all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances and codes.  In the event that Landlord will deliver the Leased Premises more than sixty (60) days before or after the Planned Delivery Date (as hereinafter defined), Landlord shall immediately send a written notice to Tenant not less than thirty (30) days prior to the Delivery Date.  Landlord’s Work is estimated to be completed on or before October 15, 2011 (time being of the essence) (the “Planned Deliver Date”).  In the event the actual Deliver Date does not occur prior to November 1, 2011, Tenant will not be required to take possession of the Leased Premises until January 1, 2012 and, in such event the Rent Commencement Date shall be postponed until the date on which Tenant opens for business in the Leased Premises.  Additionally, in the event the Delivery Date occurs (a) after the Planned Delivery Date but on or before November 18, 2011, Landlord shall pay to Tenant, upon ten (10) days of Tenant’s written demand, a late delivery fee equal to Two Thousand and 00/100 Dollars ($2,000.00) for each day completion of Landlord’s Work is delayed beyond the Planned Delivery Date prior to November 18, 2011, and (b) after November 18, 2011 Landlord shall pay to Tenant, upon ten (10) days of written demand, an additional late delivery fee equal to Three Thousand and 00/100 Dollars ($3,000.00) for each day completion of Landlord’s Work is delayed beyond November 18, 2011.  In the event the Deliver Date does not occur prior to March 1, 2012, Tenant shall have the right at its election to either (i) cancel and terminate this Lease and, in such event, the Sub-Sub-Sublease, as defined in Paragraph 54 shall continue, or (ii) continue the Lease in which event the annual Minimum Rent and all other rents and charges due hereunder shall be adjusted so that, after the Rent Commencement Date, Tenant shall receive, in addition to the late delivery fees set forth in (a) and (b) above, rent credits equivalent to three (3) days of Minimum Rent and all rents other charges due hereunder for each day the completion of the Leased Premises is delayed.  In the event Tenant elects to terminate this Lease pursuant to this Subparagraph 9.1, Landlord shall reimburse Tenant, within sixty (60) days of receipt of Tenant’s termination notice, for any Early Cessation Expenses incurred.

In the event Landlord fails to pay to Tenant any applicable late delivery fees within the time period provided above, Tenant, in addition to all rights and remedies provided herein and under applicable law, shall have the right to offset such amount, plus interest at the Interest Rate and any costs and charges related to Landlord’s failure to pay such amounts, against the rents due hereunder.

Landlord’s Work shall be deemed completed when all of Landlord’s Work shall have been completed except for punchlist items that shall not affect Tenant’s Use or the accessibility or appearance of the Leased Premises.  In the even such punchlist items or any portion of Landlord’s Work (including any items to be purchased by Landlord) are not completed within thirty (30) days of the date Tenant opens for business in the Leased Premises, Tenant shall have the right, but not the obligation, to complete all or a portion of the aforementioned items and offset the cost of such work against the rent due hereunder.

9.2	Tenant’s Work.

After the Delivery Date, Tenant shall provide Tenant’s Work, at it expense and in a manner Tenant deems necessary for the operation of a sporting goods store, and shall be permitted to part its trailer in the Common Areas as of October 15, 2011, until thirty (30) days after the Rent Commencement Date.  In the event that Tenant discovers asbestos or Hazardous Substances in the Leased Premises during the course of Tenant’s Work Tenant shall be entitled, without waiver of any Tenant’s indemnification rights pursuant to Subparagraph 24.6 below, to  (i) terminate this Lease, and in such event, the Sub-Sub-Sublease shall continue, or (ii) adjust the Rent Commencement Date accordingly and to require Landlord, at its expense, to remove such asbestos or Hazardous Substance within a reasonable period of time.  In the event Tenant elects to terminate this Lease pursuant to this Subparagraph 9.2, Landlord shall reimburse Tenant, within sixty (60) days of receipt of receipt of Tenant’s termination notice, for any Early Cessation Expenses incurred.  In the event Tenant requires Landlord to remove such asbestos or Hazardous Substance, the annual Minimum Rent and all other rents and charges due hereunder shall be adjusted so that, after the Rent Commencement Date, Tenant shall receive rent credits equivalent to three (3) days Minimum Rent and all other rents and charges due hereunder for each day needed by landlord to complete such remediation in a manner reasonably satisfactory to Tenant.

Florence, AL

9.3	Quality of Work and Plans and Specifications.

Landlord’s Work and Tenant’s Work shall be done in a good and workmanlike manner and shall be in compliance with all applicable building codes, laws, ordinances and regulations.  Landlord and Tenant shall obtain, at their own expense, all necessary building permits for their respective work.

9.4	Relocation

9.4.1  Original Premises; Surrender.

Notwithstanding anything in the Lease to the contrary, Tenant agrees to vacate and surrender the Original Premises (as defined in Paragraph 54) to landlord in the condition required under this Lease on or before November 1, 2011 (the “Original Premises Surrender Date”), subject to the late delivery fee provided in Subparagraph 9.1 above.  During the period between the execution date of this Lease and the Original Premises Surrender Date, Tenant shall continue to pay to Landlord all rent and other charges payable under the Sub-Sub-Sublease (as defined in Paragraph 54 below), and otherwise perform all other obligations to be performed by Tenant under the Sub-Sub-Sublease, as provided therein.  In the even the Original Premises Surrender Date occurs prior to the Deliver Date of the Leased Premises, the Sub-Sub-Sublease shall continue in full force and effect; provided, however, as Tenant will no longer be open and operating in the Original Premises, Tenant shall have no obligation to pay any rents or other charges during such period it is not open and operating in the Original Premises, nor shall Tenant have any maintenance or insurance obligations related to the Original Premises during any such period.

9.4.2  Interim Premises.

Intentionally Deleted.

9.4.3  Relocation Allowance.

Landlord shall pay to Tenant, within thirty (30) days following the date Tenant initially opens for business in the Leased Premises, those costs and expenses reasonably incurred by Tenant in connection with the relocation of its business from the Original Premises (as defined in paragraph 54 below) and the cost of Tenant’s Work (with the exception of Tenant’s fixtures) to the Leased Premises (the “Relocation Expenses”); provided, however, Tenant has first provided Landlord with an itemized list of the Relocation Expenses and Tenant shall have the right to offset such Relocation Expenses against future rental payments until Tenant has recovered the entire Relocation Expenses, plus interest at the Interest Rate.  In no event shall Tenant be required to (i) relocate its business to the Leased Premises during the months of August or December.

9.5	Deliver Date Notice.

Landlord shall send a written notice to Tenant not less than sixty (60) days nor more than one hundred fifty (150) days from the actual date that Landlord will deliver the Leased Premises to Tenant with Landlord’s Work completed.  Landlord recognizes that this notice is required in order for Tenant to schedule construction and to properly merchandise the Leased Premises.  Failure to timely provide the notice as described herein will result in an adjustment to the Deliver Date so that the Deliver Date is sixty (60) days after the Tenant’s receipt of the Delivery Date Notice.

10.           ALTERATIONS AND IMPROVEMENTS.

Tenant may, from time to time, make or cause to be made any interior nonstructural alterations, additions or improvements to the Leased Premises without Landlord’s consent; provided, however, that the construction of interior demising walls, interior doors and a second entrance to the Leased Premises shall be deemed nonstructural.  Tenant may make interior structural and exterior alterations, additions or improvements to the Leased Premises, only with Landlord’s prior written consent, which consent will not be unreasonably withheld or delayed.  Any request to make such interior structural or external alterations, additions or improvements shall be deemed approved if not rejected in writing within fifteen (15) days following request for such approval.  Landlord shall promptly execute and deliver, upon Tenant’s request and at no cost to Tenant, any instrument or instruments which may be required by any public or quasi-public authority for the purpose of obtaining any license or permit for the making of such alterations or improvements.

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11.           TENANT’S PROPERTY.

All equipment, inventory, trade fixtures and other property owned by Tenant and located in the Leased Premises shall remain the personal property of Tenant and shall be exempt from the claims of Landlord or any mortgagee or lienholder of Landlord, without regard to the means by which the aforementioned property is installed or attached.  Landlord expressly waives it statutory or common law landlord’s lien rights, and any and all rights granted under any present or future laws, to levy or distrain for rent (whether in arrears or in advance) against the aforesaid property of Tenant on the Leased Premises and shall execute any reasonable instruments evidencing such waiver, at any time or times hereafter upon Tenant’s request.  Tenant shall have the right, at any time or from time to time, to remove such trade fixtures or equipment.  If such removal damages any part of the Leased Premises, Tenant shall repair such damages.

12.           SIGNS.

12.1  Tenant’s Signs.

Landlord, at its expense, shall install Tenant’s standard sign and logo (attached as Exhibit “E”) on and over the Leased Premises at the Maximum size allowable under the applicable local ordinances and Tenant’s standard sign and logo on the Center pylon (at a size no smaller than the Books-A-Million sign).  Tenant, at its expense, shall have the right to (i) maintain and replace (a) Tenant’s standard sign and logo (attached as Exhibit “E”) on and over the Leased Premises, and (b) Tenant’s standard LED sign in the window of the Leased Premises; and (ii) display signs it its store front windows advertising the sale of sporting goods and related equipment and apparel, sports fan licenses products and athletic shoes.  Further, Tenant shall have the right to replace Tenant’s standard sign and logo on the pylon for the Center.  The Center pylon shall be maintained and lighted as part of the Common Area Improvements in accordance with Paragraph 16 below.  In the event that there is no pylon in the Center, or there is no available space on the existing pylon, Tenant shall be entitled to construct a pylon at a location to be determined by Tenant provided that (1) Landlord shall be entitled to approve the design, which approval shall not be unreasonably withheld or delayed, (2) Tenant receives necessary approval from the applicable governmental authorities prior to commencing construction of the pylon and (3) the construction of such pylon is permitted under any applicable state laws and local ordinances.

12.1.1  Tenant shall have the unconditional right to place temporary signage announcing the opening of the new store in front of the Leased Premises and/or in the Common Area from the Effective Date until the expiration of the first ninety (90) days following the Rent Commencement Date.

12.1.2           Tenant shall have the right to use any marquee for the Center during the period beginning one week prior to Tenant’s opening for business in the Leased Premises and ending two weeks following the date of Tenant’s opening.  There shall be no addition costs (other than the actual cost of the signage) to Tenant arising by reason of Tenant’s appearance on or use of the marquee except as set forth herein.

12.2  Landlord’s Signs.

In no event shall Landlord have the right to place an/or maintain any “For Rent”, “For Lease” or comparable sign in any location on the doors, windows or any other location within or in front of the Leased Premises during the Term.

13.           ASSIGNMENT AND SUBLETTING.

Tenant shall not assign this Lease or sublet the Leased Premises without the prior written consent of Landlord, which consent will not be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, Tenant shall have the right without the Landlord’s consent (i) to assign this Lease or sublet all or any portion of the Lease Premises to a parent, subsidiary or affiliate corporation of Tenant, a subsidiary of Tenant’s parent corporation, a successor by merger, acquisition or consolidation of Tenant, its parent or subsidiary, a corporation acquiring three (3) or more stores (including the Leased Premises) from Tenant or (ii) to assign this Lease or sublet any portion thereof to any unrelated entity with a net worth of Ten Million and 00/100 Dollars ($10,000,000) or more.  Any such assignment or subletting shall be to a tenant whose use is not in conflict with the exclusive uses granted to other tenants in the Center.  In the event of an assignment pursuant to (i) or (ii), Tenant shall be released from all obligations as Tenant under this Lease.

Florence, AL

Landlord shall be permitted to assign this Lease, provided Landlord supplies Tenant with notice of such assignment, including the name and address of such assigned and all other applicable information regarding such assignment.

14.           MAINTENANCE.

14.1	Tenant’s Obligations.

Tenant shall maintain at its expense the interior of the Leased Premises, including the doors and windows and the plumbing and electrical systems exclusively servicing the Leased Premises therein in good condition and repair.  Tenant shall repair defective work performed as part of Tenant’s Work but shall have no obligation to repair any defective work performed by Landlord as part of Landlord’s Work.  Tenant shall ensure quarterly maintenance of the HVAC system exclusively servicing the Leased Premises, including change of filter, and, following the warranty period set forth below, be responsible for repairs to such system.  Upon request from Landlord, Tenant shall provide proof of such service to Landlord.

14.2	Landlord’s Obligations.

Landlord shall (i) maintain at its expense the structure, roof and exterior of the Leased Premises, (ii) assign to Tenant the manufacturer’s warranty for all mechanical systems, including the HVAC system, servicing the Leased Premises, (iii) obtain a termite bond covering the Leased Premises, (iv) repair any defective work performed as part of Landlord’s Work and (v) be responsible for any latent defects in the Leased Premises.  Landlord represents and warrants to Tenant that the HVAC system servicing the Leased Premises shall be covered by a manufacturer’s warranty of at least five (5) years and that at least the first (1st) year warranty will cover all parts and labor costs.

14.3	Failure to Perform.

If either party fails to perform its maintenance obligations hereunder, the nondefaulting party, after thirty (30) days written notice to the defaulting party (or upon such notice as may be reasonable in the event of any emergency or in the event such repairs are necessary in order to avoid damage to Tenant’s merchandise or interference with Tenant’s business) may perform such unperformed maintenance at the cost of the defaulting party.  If the defaulting party is Tenant, the cost to Landlord of performing Tenant’s maintenance obligations shall be additional rent due hereunder.  If the defaulting party is Landlord, Tenant may offset the cost of performing Landlord’s maintenance obligations against the rent due hereunder.

15.           LANDLORD’S RIGHT OF ENTRY.

Landlord and its authorized agents shall have the right to enter the Leased Premises during Tenant’s normal business hours upon reasonable notice to Tenant, for the following purposes: (i) inspecting the general condition and state of repair of the Leased Premises, (ii) making any repairs required of Landlord, and (iii) showing the Leased Premises to any prospective purchaser or lender.  Notwithstanding the foregoing, Landlord shall not have the right to perform any repair or other work in the Leased Premises during the months of October through December without first obtaining Tenant’s consent, except in case of emergency, which consent will not be unreasonably withheld, conditioned or delayed.  Landlord and its authorized agents shall have the right to enter the Leased Premises at any time during which an apparent emergency exists.  During any period in which Landlord enters the Leased Premises, Landlord shall use reasonable efforts to keep interference to Tenant’s business to a minimum and shall diligently prosecute to completion any repairs, alterations, additions or improvements which involve the Leased Premises and for which it is responsible.

16.           COMMON AREA MAINTENANCE.

16.1  Landlord to Maintain.

Landlord shall maintain at its cost the Common Areas and the Common Area Improvements (i) free from trash, ice and snow, (ii) in first class repair and condition, (iii) for the safety of tenants and customers and (iv) in compliance with all applicable laws and regulations.

16.2  CAM Fee.

Subject to the provisions of Paragraph 47 below, Tenant shall pay the CAM fee in monthly installments together with the Minimum Rent.  Each such monthly installment shall be equal to one-twelfth (1/12th) of the actual annual CAM fee for the previous Lease Year.  The

Florence, AL

CAM Fee for the period from the Rent Commencement Date through the first (1st) full Lease Year shall be One and 00/100 Dollars ($1.00) per square foot in the Leased Premises and shall not be less than One and 00/100 Dollars ($1.00) per square foot in the Leased Premises for any full Lease Year.  Notwithstanding the foregoing, the maximum annual CAM Fee payable by Tenant hereunder shall not increase by more than four percent (4%) over the CAM Fee paid during the preceding Lease Year (the “CAM Fee Cap”).  The CAM Fee Cap will be prorated for years containing any period of time in which Tenant’s obligations to make payments are suspended or abated (e.g., casualty).  In the event of an increase or decrease in the CAM fee payable by Tenant, Landlord shall submit to Tenant an invoice setting forth the amount of the increase or decrease and the reason therfor, and no such increase shall be effective unless and until such invoice has been delivered to Tenant.

16.3	CAM Fee Reconciliation.

Within ninety (90) days after the end of each Lease Year, Landlord shall give Tenant an invoice (the “CAM Invoice”) setting forth in reasonable detail (i) the Common Area Costs for such period, together with supporting invoices, (ii) the actual amount of the CAM Fee for such period and (iii) the monthly installments of the CAM Fee due from Tenant for the following year.  Landlord shall be obligated to send a copy of this yearly reconciliation to Tenant, attention:  Lease Administrator.  If the amount of the actual CAM Fee exceeds the sum of the monthly installments paid by Tenant for the applicable period, Tenant shall pay the excess to Landlord within forty-five (45) days after the Cam Invoice is received by Tenant (subject to applicable maximum CAM Fee amounts).  If the sum of such monthly installments exceeds the actual CAM Fee (subject to the minimum CAM Fee of One and 00/100 Dollars ($1.00) per square foot in the Leased Premises set forth above), Landlord shall credit the amount of such excess to Tenant at the time it delivers the CAM Invoice to Tenant.  Tenant shall have the right to inspect Landlord’s records of Common Area Costs for a given fiscal year, at Landlord’s offices during normal business hours, on at least ten (10) days prior written notice.  Landlord shall refund any excess amount of CAM Fee paid by Tenant and disclosed in such audit within ten (10) days following demand.  In the event such audit reveals that Landlord overcharged Tenant by more than three percent (3%) of the amount payable by Tenant, Landlord shall reimburse Tenant all reasonable costs incurred by Tenant with respect to its audit.  If such refund is not made within such ten (10) day period, Tenant shall, in addition to other remedies available hereunder, be entitled to offset such refund against Minimum Rent, Percentage Rent and all other charges due hereunder.  Tenant shall also have the right to inquire as to any charges hereunder and any such inquiries of Tenant shall be addressed by Landlord to the best of its ability within forty five (45) days of written request or Landlord’s failure to reply in such time period shall be deemed an agreement with any proposed revision or corrections by Tenant.  In addition, landlord shall make no adjustments for underbilled and underpaid Common Area Costs, Taxes or Insurance more than six (6) months following the expiration of the period with respect to which such amounts would be due.

17.           SURRENDER OF LEASED PREMISES.

At the expiration of the term, Tenant shall surrender the Leased Premises in good condition and repair, ordinary wear and tear and damages by fire or the elements and other casualties excepted.

18. INSURANCE.

18.1	General Liability.

18.1.1  Tenant shall maintain and keep in full force and effect during the term of this Lease a policy of commercial general liability insurance with respect to the Leased Premises and the business operated by Tenant thereon, naming Landlord as an additional insured, in which the combined limit is not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence with respect to bodily injury and property damage.  These limits may be provided by a general liability policy and/or an excess liability polity.

18.1.2  Landlord shall, at it cost, maintain and keep in full force and effect during the term of this Lease a policy of commercial general liability insurance with respect to the Common Areas and the Common Area Improvements, naming Tenant as an additional insured, in which the combined limit is not to be less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence with respect to bodily injury and property damage.

18.2	Fire and Extended Property Coverage.

18.2.1  Landlord shall, at its cost, maintain and keep in full force and effect during the term of this Lease a policy of fire and extended coverage insuring the buildings in the Center

Florence, AL

(including the Leased Premises) and the Common Area Improvements in an amount equal to or greater than eighty percent (80%) of the replacement value thereof, provided that such amount is sufficient to prevent the need for the application of coinsurance under the terms of the applicable policy.

18.2.2  Tenant shall reimburse Landlord for Tenant’s Percentage Share of such coverage (exclusive of any premium or part thereof attributable to flood or differences in condition coverage) as a component of the CAM Fee.  Landlord shall provided Tenant with a written invoice of such amount and a copy of the applicable premium invoice for the Center.

18.2.3  Tenant’s Use of the Leased Premises as set forth herein shall not be deemed to increase Landlord’s insurance premiums for fire and extended coverage insurance.

18.3	Certificates.

The party obligated to maintain the insurance policies hereunder shall, within fifteen (15) days after request therefor, deliver to the other party a certificate of insurance naming the other party as an additional insured evidencing that the insurance required hereunder is in full force and effect, including the provision required under Subparagraph 18.4.  All insurance required hereunder may be carried under blanket policies maintained by the party required to maintain such insurance.

18.4  Subrogation.

With respect to any loss which is covered by insurance required to be carried in this Paragraph 18, the party carrying or required to carry such insurance and suffering such loss shall release the other party of and from any and all claims with respect to such loss.  Further, each party’s respective insurance policy shall provide for an appropriate waiver of subrogation reflecting this release.

19.           COMPLIANCE WITH GOVERNMENTAL REGULATIONS.

19.1  Tenant’s Obligation to Comply.

Except as provided in Subparagraph 19.3 below, Tenant shall, at its cost and expense, comply with all other lawful requirements of all municipal, state, federal and other applicable governmental authorities arising as a result of Tenant’s Use of the Leased Premises; provided, however, that Tenant shall have no obligation to make any additions, alterations or improvements to the Leased Premises required by such governmental authorities if the cost of such additions, alterations or improvements exceeds Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) or if less than two (2) years remain in the term hereof, and provided further that any amount so paid by Tenant may be offset against rent.

19.2	Landlord’s Obligation to Comply.

Except as provided in Subparagraph 19.3 below, Landlord shall, at its sole cost and expense, comply with all other lawful requirements of all municipal, state, federal or other applicable governmental authorities arising as a result of or in connection with the Leased Premises and the Common Areas or the failure of Landlord’s Work to comply with such requirements.

19.3	ADA Compliance.

As used in this Paragraph, the Americans with Disabilities Act (“ADA”) shall mean the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq. and all implementing regulations.  Landlord and Tenant intend to comply with the ADD and shall allocate responsibility for such compliance as follows:

(i) Except as provided in Subparagraph 19.3(ii) below, Landlord shall have responsibility to comply with the requirements of the ADA in all Common Areas and in the Leased Premises if attributable to the construction of the Center or Landlord’s Work.  Such compliance responsibility shall include, but shall not be limited to, the obligation to remove architectural and communication barriers in the Common Areas and the Leased Premises where such removal is readily achievable.

(ii) Except as provided in Subparagraph 19.3(i) above, Tenant shall have responsibility to comply with the requirements of the ADA in the Leased Premises to the extent that such requirements require Tenant to make interior nonstructural changes or

Florence, AL

Improvements to the Leased Premises.  Such responsibility shall include, but shall not be limited to, the obligation to remove architectural and communication barriers in the Leased Premises created by Tenant’s trade fixtures and leasehold improvements made by Tenant, where such removal is readily achievable.

(iii) If building alterations involve the Common Areas, it shall be Landlord’s responsibility to comply with the standards of accessibility required under the ADA and its implementing regulations.

(iv) In the event Landlord and Tenant shall agree, as part of the terms and conditions of the Lease, that Landlord, at Landlord’s expense, shall construct improvements on the Leased Premises or any part thereof, it shall be Landlord’s responsibility to comply with the standards of accessibility for the new construction.

(v) Each party shall be responsible for the ADA compliance of its own standards, criteria, administrative methods, eligibility criteria, policies, practices and procedures.

(vi) Tenant shall be responsible for the provisions of any “auxiliary aids and services”, as such term is defined and used in the ADA, to its customers, clients and patrons, if and to the extent required, in connection with the operation of its business or occupancy of the Leased Premises.

(vii) To the extent permitted by the ADA, if either Landlord or Tenant can demonstrate that barrier removal is not readily achievable in an area in which either party has responsibility for ADA compliance, the party responsible for compliance, as herein provided, shall make use of alternatives to barrier removal, if such alternatives are readily achievable.

(viii) Where alterations made by either party trigger “path of travel” requirements under the ADA, the party making such modification shall be responsible for satisfying such requirements.

20.           DAMAGE OR DESTRUCTION.

If the Leased Premises or any building in the Center shall be damaged by fire or other casualty, Landlord shall collect the proceeds of such insurance and immediately and with all due diligence commence to repair such damage, at its expense, provided that any insurance proceeds to be used with respect to either the design of the Leased Premises storefront or the interior of the Leased Premises shall be paid to Tenant.  Upon completion of Landlord’s restoration work, Tenant shall perform such interior work and storefront promptly, which such storefront work shall be in accordance with plans and specifications approved by Landlord and Tenant, which approval will not be unreasonably withheld, delayed or conditioned.  From the date the damage occurs to the date Tenant reopens for business in the entire Leased Premises, the rent due hereunder shall be reduced by the same percentage as the percentage of the Leased Premises which, in Tenant’s judgment, cannot be safely, economically or practically used for the operation of Tenant’s business.  Anything herein to the contrary notwithstanding, if, in Tenant’s reasonable judgment, any damage or destruction to the Leased Premises or the Center from any cause whatsoever cannot be repaired within one hundred eight (180) days following the date such damage occurs, Tenant may terminate this Lease by written notice to Landlord, given within sixty (60) days following the occurrence of such damage.  In addition, if, in Landlord’s reasonable judgment, any damage or destruction to the Leased Premises from any cause whatsoever cannot be repaired within one hundred eight (180) days following the date such damage occurs and Landlord elects not to repair such damage, Landlord shall have the right to terminate this Lease by written notice to Tenant, given within sixty (60) days after the date such damage occurred, provided that no more than two calendar years remain in the term hereof.  In the event this Lease is terminated pursuant to this Paragraph 20, Landlord shall reimburse Tenant, within sixty (60) days of receipt of such termination notice, for any Early Cessation Expenses incurred.  Notwithstanding the foregoing, if, at the time Landlord gives such termination notice, any of the renewal options provided for in the Lease have not yet been exercised and Tenant exercises a renewal option within thirty (30) days after receipt of Landlord’s termination notice, then this Lease shall not be terminated and Landlord shall promptly commence restoration of the Leased Premises.  In the event of a termination of the Lease pursuant to this Paragraph, all insurance proceeds payable by reason of damage under policies required to be carried hereunder (excluding any insurance proceeds attributable to damage to Tenant’s inventory, trade fixtures, business or leasehold improvements paid for by Tenant) shall be paid to Landlord.

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Whenever Landlord shall have the right to cancel Tenant’s lease by reason of damage or destruction to or condemnation of the Center or the Leased Premises, it will not do so unless it shall likewise cancel the leases of all other tenants in the Center

21.           CONDEMNATION.

If all or any part of the Leased Premises or the Center shall be taken under the power of eminent domain or if a Major Common Area Taking (as hereinafter defined) shall occur, (i) this Lease shall terminate as to the part so taken on the date on which Tenant is required to yield possession thereof, (ii) Landlord shall make such repairs and alterations as may be necessary in order to restore the part not taken to a condition satisfactory for Tenant’s Use, (iii) the rent due hereunder shall be equitably reduced by the same percentage as the percentage of the Leased Premises or the Center so taken, and (iv) the square footage of the Leased Premises shall be deemed equal to that of the part of the Leased Premises not taken, and (v) the square footage of the Center shall be deemed equal to that part of the Center not taken and still leasable and available for occupancy.  If, in Tenant opinion, the portion so taken of the Leased Premises or the Center substantially impairs (a) Tenant’s use of the Leased Premises or (b) the economic viability of the business then being operated by Tenant in the Leased Premises, or in the event of a Major Common Area Taking, Tenant shall have the option to terminate this Lease at any time following the date on which Landlord or Tenant is required to yield possession of the area so taken.  Tenant shall be entitled to receive from the condemnation award those amounts specifically paid for and attributable to Tenant’s leasehold improvements, property, relocation expenses and goodwill, to the extent Tenant files a claim at its sole cost and expense.  In the event this Lease is terminated pursuant to this Paragraph 21, Landlord shall reimburse Tenant, within (sixty (60) days of receipt of such termination notice, for any Early Cessation Expenses incurred.  As used herein, the term “Major Common Area Taking” means a condemnation or other taking of part of the Common Area so as to materially reduce parking or adversely affect visibility of or access to the Leased Premises.

22.           INDEMNIFICATION.

To the fullest extent permitted by law and subject to the terms of Subparagraph 18.4, Landlord hereby indemnifies Tenant, its officers, stockholders, employees, contractors, and agents and Tenant hereby indemnifies Landlord for any cost, damage or expenses incurred or suffered by the other as a result of the negligence or other act or omission of the indemnifying party or any misrepresentation or breach herein, including reasonable attorneys’ fees, for losses not otherwise insured.  Landlord shall indemnify and hold harmless Tenant against every loss, cost, damage, expense and liability in connection with the Common Areas and the Common Area Improvements.  The obligations of Landlord and Tenant under this Paragraph 22 shall survive the expiration or earlier termination of the Lease and any extensions hereof.

23.           QUIET ENJOYMENT.

Landlord warrants and represents that Tenant shall have quiet and peaceful enjoyment of the Leased Premises during the term of this Lease.  In the event two or more robberies and/or burglaries occur at the Leased Premises, Tenant shall have the right to immediately terminate this Lease.

24.           HAZARDOUS SUBSTANCES.

24.1	Tenant Covenants.

During the term of the Lease, Tenant shall not: (i) release, spill, lease, store, generate or accumulate any Hazardous Substances in, on or under the Leased Premises (except that (a) Tenant may store ordinary and necessary quantities of cleaning, office and pest control supplies stored in a safe and lawful manner on the Leased Premises and (b) immaterial quantities of petroleum products may be discharged from the operation of motor vehicles); (ii) install any underground storage tanks in, on or under the Leased Premises; (iii) accumulate tires, spent batteries, mining spoil, debris or other solid waste (except for rubbish in containers for normal scheduled disposal in compliance with all applicable laws); (iv) drain, fill or modify wetlands on the Leased Premises (except in compliance with all applicable laws).

24.2	Tenant’s Duty to Notify.

During the term of this Lease, Tenant shall notify Landlord Immediately upon Tenant’s learning that: (i) any duty in Subparagraph 24.1 has been violated; (ii) there has been a release, discharge or disposal of any Hazardous Substance on any property contiguous to the Leased Premises such that contamination of the Leased Premises is possible; or (iii) the Leased

Florence, AL

Premises is the subject of any third party claim or action because of any environmental condition on or originated from the Leased Premises.  Tenant shall promptly provide Landlord with copies of all correspondence to or from such third parties, including, but not limited to, governmental agencies, regarding environmental conditions on or originating from the Leased Premises.

24.3	Tenant Indemnification.

Tenant shall indemnify and hold Landlord harmless from and against all costs, liability and damages suffered by Landlord as a result of a breach of Tenant’s duties under this Paragraph 24.

24.4	Landlord Representations and Warranties.

Landlord hereby represents and warrants that: (i) it has not used, generated, discharged, released or stored any Hazardous Substances on, in or under the Center and has received no notice and has no knowledge of the presents in, on or under the Center of any such Hazardous Substances; (ii) there have never been any underground storage tanks at the Center, whether owned by Landlord or his predecessors in interest; (iii) there are not and have never been accumulated tires, spent batteries, mining spoil, debris or other solid waste (except for rubbish and containers for normal scheduled disposal in compliance with all applicable laws) in, on or under the Center; (iv) it has not spilled, discharged or leaked petroleum products other than de minimus quantities in connection with the operation of motor vehicles on the Center; (v) there has been no draining, filling or modification of wetlands (as defined by federal, state or local law, regulation or ordinance) at the Center; and (vi) there is no asbestos or asbestos-containing materials in the Leased Premises.  The representations and warranties set forth in this Subparagraph 24.4 shall apply to any contiguous or adjacent property owned by Landlord, whether or not Landlord is in possession.

24.5	Landlord Obligations.

If any such Hazardous Substances are discovered at the Center, or adjacent property owned, directly or indirectly, in whole or in part, by Landlord (unless introduced by Tenant, its agents or employees) or if any asbestos or asbestos containing material is discovered in the  Leased Premises and, in either case, if removal, encapsulation or other remediation of any of the  foregoing is required by applicable laws, Landlord shall immediately and with all due diligence, and at no expense to Tenant, take all measures necessary to comply with all applicable laws to (i)  remove such Hazardous Substances or asbestos from the Center, or adjacent property owned,  directly or indirectly, in whole or in part, by Landlord and/or (ii) encapsulate or remediate such Hazardous Substances or asbestos.  All such removal and/or encapsulation or remediation shall be of a permanent and nonrecurring nature and in compliance with all environmental laws and regulations and at Landlord’s expense.  From the date such Hazardous Substances are discovered at the Center to the date such removal, encapsulation, remediation and restoration are complete, all rent due hereunder shall be reduced by the same percentage as the percentage of the Leased Premises which, in Tenant’s reasonable judgment, cannot be safely, economically or practically used for the operation of Tenant’s business.  Anything herein to the contrary notwithstanding, if, in Tenant’s reasonable judgment, such removal, encapsulation, remediation and restoration cannot be completed within one hundred eighty (180) days following the date such Hazardous Substances or asbestos are discovered, Tenant may terminate this Lease by written notice to Landlord which notice shall be effective on Landlord’s receipt thereof.  In the event this Lease is terminated pursuant to this Paragraph 24, Landlord shall reimburse Tenant, within sixty (60) days of receipt of such termination notice, for any Early Cessation Expenses incurred.

24.6	Landlord Indemnification.

If (i) any of the representations or warranties set forth in Subparagraph 24.4 are incorrect, misleading or breached; (ii) any Hazardous Substances are discovered at the Center or adjacent property owned, directly or indirectly, in whole or in part, by Landlord (unless introduced by Tenant, its agent or employees); or (iii) any asbestos or asbestos containing material is discovered in the Leased Premises, all costs incurred by Tenant as the result of such breach or discovery of such Hazardous Substances or asbestos shall be borne by Landlord.  Further, Landlord hereby indemnifies and holds Tenant and Tenant’s officers, directors, stockholders, employees and agents harmless from and against all such costs, liability and damages including, without limitation, all third-party claims (including sums paid in settlement thereof, with or without legal proceedings) for personal injury or property damage and all judgments, compensatory and punitive damages, penalties, fines, costs, losses, attorneys’ fees (through all levels of proceedings), costs of remediation and removal, consultants’ and experts’ fees and all costs incurred in enforcing this indemnity.

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24.7	Survival.

The obligations of Landlord and Tenant under this Paragraph 24 shall survive the expiration or earlier termination of this Lease and any extensions hereof.

25.           TENANT’S DEFAULT.

It shall be an event of default under this Lease (i) if Tenant fails to pay rent within thirty (30) days after the receipt of a written default notice from Landlord, (ii) if Tenant breaches any of its obligations hereunder and fails to cure such breach within sixty (60) days after the receipt of a written default notice from Landlord; provided, however, that if such default is not reasonably capable of being cured within sixty (60) days , such cure period shall be extended for so long as Tenant is proceeding with reasonable diligence to cure such default, or (iii) if Tenant makes a general assignment for the benefit of its creditors.  Upon the occurrence of an event of default by Tenant, Landlord’s exclusive remedy shall be the right to terminate this Lease and to re-enter and take possession of the Leased Premises.

26.           LANDLORD’S DEFAULT.

In the event that Landlord defaults in the performance of any of its obligations hereunder and such default continues uncured (by Landlord or any mortgagee of the Center) for thirty (30) days after written notice from Tenant to Landlord (and to any mortgagee of the Center for whom Tenant has been provided a name and address) and such default is reasonably capable of being cured within thirty (30) days, the, in addition to all other rights and remedies provided by law, Tenant shall have the right: (i) to cure such default and offset the cost of such cure against the rents and other amounts due hereunder; provided, however, that if such default is not reasonably capable of being cured within thirty (30) days, the period for curing such default shall be extended for so long as Landlord (or its mortgagee) is proceeding with reasonable diligence to cure such default and provided further that in the case of an emergency, Tenant shall be required to give only such notice as is reasonable under the circumstances, (ii) to pay two percent (2%) of Gross Sales in lieu of Minimum Rent and all other rents and charges due hereunder (provided that in no event shall this amount exceed the amount Tenant would otherwise have been obligated to pay as Minimum Rent and all other rents and charges due hereunder) until the condition resulting in the breach ceases to exist of Tenant elects to terminate, and (iii) to terminate this Lease.  In the event this Lease is terminated pursuant to this Paragraph 26, Landlord shall reimburse Tenant, within sixty (60) days of receipt of such termination notice, for any Early Cessation Expenses incurred.

27.           CO-TENANCY.

27.1	Opening Co-Tenancy.

Landlord guarantees that as of the date Tenant is ready to open its business in the Leased Premises, (1) Books A Million, in the proposed Major B show on Exhibit “B” (occupying a minimum of fifteen thousand [15,000] square feet), and (2) Publix Supermarket, in the proposed location shown on Exhibit “B”, shall be open and operating in a fully stocked and staffed condition and as a full-price retailer (as opposed to a “discount” or “outlet” version of such retailer) during the designated days and hours for the Center (each an “Opening Co-Tenancy Requirement”).  In the event that both Opening Co-Tenancy Requirements are not satisfied at the time of Tenant’s opening in the Leased Premises, Tenant may, at its option, pay, in lieu of Minimum Tent and all other rents and charges due hereunder, two percent (2%) of Gross Sales (provided that in no event shall this amount exceed the amount Tenant would otherwise have been obligated to pay as Minimum Rent and all other rents and charges due hereunder) (the “Alternative Rent”) until such time as either Books A Million or Publix opens for business as required above.  Alternative Rent shall be paid in arrears, on or before the twentieth (20th) day of the following calendar month.  Notwithstanding the foregoing, (i) in the event at anytime during the period following Tenant’s opening in the Leased Premises and December 1, 2012, Books A Million is open in the Center, but Publix is not open and operating as required above, Tenant shall have the right to pay six percent (6%) of Gross Sales in lieu of Minimum Rent and all other rents and charges hereunder, and (ii) if either Opening Co-Tenancy Requirement is not satisfied on December 1, 2012, then, in such event, Tenant may elect to pay Alternative Rent until both such requirements are satisfied.

Notwithstanding anything herein to the contrary, if either Opening Co-Tenancy Requirement remains unsatisfied on April 1, 2013, then, in such event, Tenant may elect to (a) terminate this Lease upon thirty (30) days written notice to Landlord or (b) continue to pay Alternative Rent until both such requirements are satisfied.  If Tenant elects to terminate this

Florence, AL

Lease pursuant to the foregoing, Landlord shall reimburse Tenant for all costs related to Tenant’s Work and any Early Cessation Expense.

27.2	Continuing Co-Tenancy.

Landlord guarantees that at all times during the Term of this Lease following the satisfaction of both Opening Co-Tenancy Requirements, (1) Books A Million or it “Comparable Replacement” (as defined below) in the proposed location shown on Exhibit “B” and (2) Publix in the proposed location shown on Exhibit “B” shall be open and operating in a fully stocked and staffed condition and as a full-price retailer (as opposed to a “discount” or “outlet” version of such retailer) during the designated days and hours for the Center (each the “Continuing Co-Tenancy Requirement”).  Further, as used in this Paragraph 27, a tenant’s “proposed location” shall mean both the actual space or suite in which it is located in the Center as shown on Exhibit “B” and the amount of square footage in which it is to occupy in the Center as shown on Exhibit “B”.  In the event any Continuing Co-Tenancy Requirement is not satisfied, then Tenant may elect to pay the Alternative Rent in lieu of all Minimum Rent and all other rents and charges due hereunder.  If any Continuing Co-Tenancy Requirement is unsatisfied, Tenant may, at any time thereafter until five (5) business days following its receipt of notice from Landlord that the condition resulting in the violated Continuing Co-Tenancy Requirement has been satisfied, elect to (i) terminate this Lease upon thirty (30) days written notice to Landlord or (ii) continue to pay Alternative Rent.  For purposes of this Lease, a Comparable Replacement shall be defined as a national tenant with more than fifty (50) stores in at least fifteen (15) states with similar customer profiles and customer demographics and which occupies the same square footage as previously occupied by Books A Million (15,000 square feet).

27.3	Co-Tenancy Verification.

Landlord shall notify Tenant of any changes to the occupancy of the Center within ten (10) days of same and, upon Tenant’s request from time to time, deliver to Tenant a notice certifying the then-current trade name and gross leasable area of each tenant of the Center.  Tenant, or its designated agent, shall have the right at is own cost and expense to audit and/or inspect Landlord’s records with respect to the Opening Co-Tenancy Requirement and the Continuing Co-Tenancy Requirement.  Tenant shall give Landlord not less than ten (10) days notice of its intention to conduct any such audit.  If such audit discloses a violation of the Opening Co-Tenancy Requirement or the Continuing Co-Tenancy and Tenant elects to pay Alternative Rent for such period of violation in accordance with this Paragraph 27, Landlord shall promptly rebate to Tenant the overcharge or, at Tenant’s election, Tenant may offset the amount of the overcharge against the next installment of rental due.

28.           NONDISTURBANCE AND ESTOPPEL

28.1	Nondisturbance Agreement.

In the event this Lease or rights hereunder of Tenant’s, or any subtenant’s or assignee’s, are to be subordinate to an Existing Lien (as hereinafter defined), Landlord shall obtain for the benefit of Tenant or such subtenant or assignee (and without cost to Tenant) a nondisturbance agreement in Tenant’s or its subtenant’s or assignee’s form, which may be recorded at Tenant’s cost.  Tenant shall have a continuing right to terminate this Lease until an acceptable non-disturbance agreement shall have been delivered to Tenant.  Further, at anytime during the term of this Lease, Tenant shall have the right to request, and Landlord shall have the obligation to obtain (and without cost to Tenant), a nondisturbance agreement in Tenant’s or its subtenant’s or assignee’s form, which may be recorded at Tenant’s cost.  For purposes of this Subparagraph, an Existing Lien shall be defined as either a (i) lien of any deed of trust, mortgage or any other security instrument or lien encumbering the Leased Premises or the Center, or (ii) ground lease or other lease for any portion of the Center, provided the foregoing is in existence as of the Effective Date.  Such nondisturbance agreement shall provide that if a foreclosure or other proceeding is brought to enforce an Existing Lien, then the holder thereof or the purchaser at a sale pursuant to such foreclosure shall recognize this Lease and all the rights of any tenant hereunder shall continue in full force and effect.

In the event that Landlord desires that this Lease or the rights hereunder of Tenant’s, or any subtenant’s or assignee’s, be subordinate to a Future Lien (as hereinafter defined), Tenant shall be under no obligation to execute a non-disturbance agreement.  However, if Tenant so agrees, then, upon sixty (60) days written request from Landlord, Tenant will execute such agreement on Tenant’s form and Landlord shall pay to Tenant the reasonable costs and expenses incurred by Tenant in reviewing, executing and delivering such non-disturbance agreement.  For purposes of this Paragraph, a Future Lien shall be defined as either a (i) lien of any deed of trust, mortgage or any other security instrument or lien encumbering the Leased

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Premises or the Center, or (ii) ground lease or other lease for any portion of the Center, provided the foregoing is in existence after the Effective Date.

28.2	Estoppel Certificate.

Tenant shall, within thirty (30) days of Landlord’s written request (but not more than once per Lease year) and upon Landlord’s payment to Tenant of the reasonable costs and expenses incurred by Tenant in reviewing, executing and delivering same, deliver to Landlord, or any prospective assignee, mortgagee or purchaser or the Leased Premises, a statement, on Tenant’s form, setting forth (i) the commencement and termination dates of this Lease; (ii) whether this Lease is or is not in full force and effect; (iii) whether this Lease has been changed, modified or amended and any specific changes, modifications or amendments so made; (iv) whether, as of the date of certification, Tenant has paid rental for more than the current month and any amount of rental so paid; and (v) whether there are defaults hereunder or defenses or offset thereto and any such specific defaults, defenses or offsets claimed by Tenant.

29.           HOLDING OVER.

Any holding over after the expiration of the term shall be construed to create a tenancy from month-to-month at the Minimum Rent herein specified (prorated on a monthly basis) and shall otherwise be on the terms and conditions specified in this Lease as far as applicable.

30.           SUCCESSORS.

The covenants, conditions and terms contained in this Lease shall bind and inure to the benefit of Landlord, Tenant and their respective successors and assignees, provided no assignment by Landlord shall be valid unless such assignment is made to the then current fee simple owner of the Center.

31.           WAIVER AND REMEDIES CUMULATIVE.

The waiver by Landlord or Tenant of any breach of any provision of this Lease or the failure by Landlord or Tenant to insist upon the strict observance of any provision shall not be deemed to be a waiver of such provision or any subsequent breach thereof.  Any and all rights, remedies and options given in this Lease to Landlord or Tenant shall be cumulative and in addition to and without waiver of, unless expressly waived herein, or derogation of any right or remedy given to it under any law now or hereafter in effect.

32.           NOTICES.

Any notice, demand, request or other instrument which may be, or is required to be, given under this Lease shall be (i) in writing, (ii) delivered in person or by courier service or by United States certified mail, postage prepaid, and (iii) shall be addressed:

32.1           if to Landlord, at Books-A-Million, 402 Industrial Lane, Birmingham, Alabama, Attention: Vice President of Real Estate, Re: Renaissance City Center, Florence, Alabama, or at such other address as Landlord may designate by written notice; or

32.2           if to Tenant, at 451 Industrial Lane, Birmingham, Alabama 35211, Attention: Lease Administrator, Re: Renaissance City Center, Florence, Alabama, with a copy to Legal Department, 451 Industrial Lane, Birmingham, Alabama, or to such other address as Tenant may designate by written notice.

In no event shall Landlord deliver any notice, demand, request or other instrument which may be, or is required to be, given under this Lease to Tenant at the Leased Premises.  Landlord shall not send monthly statements reflecting Tenant’s statement balance unless there is a year end adjustment or authorized increased or decreased in Tenant’s Minimum Rent or any other additional charges hereunder.

33.           BROKER.

No broker has been involved in this transaction and if any claims for brokerage commissions or fees are ever made in connection with this transaction, each party shall indemnify and hold harmless the other from and against any and all such claims or demands with respect to any brokerage fees or agent’s commissions or other compensation asserted by any person, firm or corporation in connection with this Lease.

Florence, AL

34.           DELIVERY DATE AGREEMENT: MEMORANDUM OF LEASE.

Landlord and Tenant shall execute any delivery date agreement provided by Tenant, setting forth the Delivery Date and the last day of the Main Term.  Notwithstanding anything herein to the contrary, execution of any delivery date agreement shall be a condition of this Lease and no fees shall be due or owing to Landlord by Tenant associated with the execution of said agreement.  Landlord and Tenant shall execute a memorandum of lease which may be recorded at the request of either party in the local records of the county or city in which the Leased Premises is located.  The cost of recording the memorandum of lease shall be borne by the requesting party.

35.           DISPUTE RESOLUTION.

This Lease shall be governed by and construed in accordance with the laws of the state in which the Leased Premises is located.  Any controversy or claim arising out of or relating to this Lease shall be settled by arbitration administered by the American Arbitration Association in accordance with its Expedited Procedures for Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Such arbitration shall be conducted in the nearest metropolitan area to Tenant’s headquarters, or the Leased Premises.

36.           CONFIDENTIALITY.

In the event that Tenant should disclose any non-public financial information, including without limitation, corporate balance sheet and income statement information, and/or individual store performance, gross sales reports and/or projections, such information shall be kept in strictest confidence and shall not be disclosed to any person or entity.  Additionally, subject to all applicable provisions of this Lease, all terms and conditions of this Lease shall be deemed confidential and shall likewise be held in strictest confidence.  Further, any and all such financial information, including all originals, photocopies, facsimilies, or other duplicates thereof, shall be kept in locations sufficiently secure so as to prevent any inappropriate disclosure.  At the end of the term of the Lease, or upon any other termination thereof, all such financial information, including all originals, photocopies, facsimilies, or other duplicates thereof, shall be returned to Tenant.  Landlord acknowledges that the damages that Tenant would sustain in the event of a breach of the foregoing are difficult or impossible to ascertain.  Accordingly, in addition to all remedies available at law, Tenant shall be entitled to injunctive relief.  Landlord, its agents, contractors or employees shall not disclose any election to terminate this Lease to any employee or manager at the Leased Premises or any store operated by Tenant, directly or indirectly.  In the event Landlord violates this Paragraph, Tenant shall have the right, but not the duty, to immediately close the store and cease paying all Minimum Rent and all other rents and charges due hereunder as of that date.  The parties acknowledge that the potential damage from breach of this provision would result in injury to Tenant and that the estimated probable loss to Tenant would be difficult or impossible to calculate.  As a result, Landlord’s liability to Tenant for such breach shall be in the form of liquidated damages, and not a penalty, equal to the four proceeding full months of Minimum Rent.

37.           FORCE MAJEURE.

In the event the Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, unavailability of any utility service, restrictive governmental laws or regulations, riots, insurrections, the act, the failure to act, or default of another party or a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the execution of the Lease, which materially impair Landlord or Tenant’s ability to conduct its operations then performance of such act shall be excused for the period of the delay, and the period of the performance of any such act shall be extended for a period equivalent to the period of such delay.  In such event, either party experiencing a force majeure event shall notify the other party of such event within forty-eight hours of such event, or forever waive its rights to claim force majeure as a defense, or as a justifiable delay, under this section.

38.           TRADE NAME AND TRADEMARKS.

38.1	Trade Name.

Tenant or any sublessee or assignee shall have the right to conduct its business in the Leased Premises under any trade name under which (i) it is conducting, has conducted or intends to conduct business, or (ii) its stores have utilized, are utilizing or will utilize; including, but not limited to Sports Additions, Hibbett Super Sport, Hibbett Sports, or Sports & Co.

Florence, AL

38.2	Trademarks.

Notwithstanding anything contained herein to the contrary, Tenant shall have absolute sole and complete control over the use of Tenant’s trade name and any other tradenames, trademarks, servicemarks, logos and/or insignias (“Intellectual Property”) used in connection with the business of Tenant, its affiliates and/or its licensees.  Neither Landlord, its mortgages, any merchants’ association or any promotion or media fund (or any other entity not solely controlled by Tenant or its affiliates) shall at any time prior to, during or after the Term use, photograph, or refer to Tenant’s Intellectual Property or Tenant’s use of the Leased Premises, in any manner, without Tenant’s prior written permission in each and every instance, which may be withheld in Tenant’s sole discretion.

39.           LANDLORD’S ACTIONS.

39.1	Minimize Interference.

Any actions taken by, or on behalf of, Landlord by reason of the provisions contained in this Lease, including but not limited to actions related to repairs, alterations, improvements, additions or maintenance of the Center, the Common Areas, the Leased Premises or any fixture or element thereof, shall be performed at such times and in such manner so as to minimize interference with Tenant’s business operations from within the Leased Premises.  In no event shall either access to or visibility of the Leased Premises or the frequency or ease of pedestrian traffic passing in front of the Leased Premises be adversely affected by reason of any of the  foregoing.  At all times following the effective Date, (i) at minimum, the entrance into the Center from Hough Road, as shown on the Site Plan, Must remain open and accessible to the invitees of the Center, (ii) the parking area within the Common Areas must be in compliance with all applicable codes, laws and ordinances.

39.2	Obligation to Mitigate Damages.

Landlord shall use commercially reasonable efforts in order to mitigate its damages following any default by Tenant under the Lease.

40.           RULES AND REGULATIONS.

All Rules and Regulations (attached hereto as Exhibit “F”) that may be enforced by Landlord against Tenant shall be reasonable and uniformly enforced among all of the tenants in the Center.  Landlord shall use its best efforts to enforce all of the Rules and Regulations of the Center against other tenants in the Center whose breach of such Rules and Regulations adversely affect the use of the Leased Premises or of the Common Areas by Tenant, its employees, customers and invitees.  Tenant shall be notified in writing of any alleged breach by Tenant of the rules and regulations, and Tenant shall be given thirty (30) days to cure such breach before any such breach shall be deemed a default under the Lease.

41.           OVERPAYMENT DURING FINAL LEASE TERM.

Any overpayment by Tenant of CAM Fees, Taxes, Insurance or other charges concerning the final Lease Year of the term shall be refunded by Landlord to Tenant within thirty (30) days following the expiration of the Lease term.  The provisions hereof shall survive any termination of this Lease.

42.           RIGHTS TO ATTORNEY’S FEES.

In the event of any action or proceeding brought by either party hereto against the other based upon or arising out of any dispute of the terms and conditions hereof, the prevailing party shall be entitled to recover all costs, including reasonable attorneys’ fees, from the other.  To the extent any attorneys’ fees or other legal fees, costs or expenses are incurred by either party for which the other party shall be liable under the terms of the Lease, any such fees, costs or expenses shall be limited to reasonable amounts under the circumstances.

43.           SATTELLITE DISH.

Tenant shall have the right to place a non-penetrating satellite dish approximately one meter in diameter on the roof of the center for use in connection with Tenant’s audio and video system.

Florence, AL

44.           REVIEW FEE.

If Landlord requests Tenant’s execution of more than one document hereunder in any twelve (12) month period, Landlord shall pay a review fee of Five Hundred and 00/100 Dollars ($500.00) to reimburse Tenant for Tenant’s administrative and legal expenses associated with the review, preparation and/or processing of such document, whether or not Tenant’s consent to such documents is required or obtained.

45.           LEASE OFFER.

If this Lease is not returned to Tenant fully executed within thirty (30) days after is have been executed by Tenant and received by landlord, Tenant shall have the right, at it option, to declare this Lease null and void.

46.           SEVERABILITY.

If any provision of this Lease is held unenforceable by a court or governmental agency of competent jurisdiction, then such provision will be modified to reflect the parties’ intentions.  All remaining provisions of this Lease shall remain in full force and effect.

47.           CAP ON MINIMUM RENT, PERCENTAGE RENT, AND THE CAM FEE.

Notwithstanding anything contained herein to the contrary, Minimum Rent as provided in Subparagraph 5.1, Percentage Rent as provided in Subparagraph 5.3 and Tenant’s Percentage Shares of the CAM Fee as described in Subparagraph 16.2 of this Lease, shall not exceed, in the aggregate, the sum of One Hundred Sixty Thousand Eight Hundred Thirty Nine and 00/100 ($160,839.00) in any Lease Year during the Term of this Lease.

48.           ACCORD AND SATISFACTION.

Tenant shall be entitled to accept, receive and cash or deposit any payment made by Landlord for any reason or purpose or in any amount whatsoever, and apply the same at Tenant’s option to any obligation of Landlord and the same shall not constitute payment of any amount owed except that to which Tenant has applied the same.  No endorsement or statement on any check or letter of Landlord shall be deemed an accord and satisfaction or otherwise recognized for any purpose whatsoever.  The acceptance of any such checks or payments shall not prejudice Tenant’s right to recover any and all amounts owed by Landlord under this Lease and Tenant’s right to pursue any other available remedy.

49.           AMBIGUITIES.

Each party and its counsel have participated fully in the review and revision of this Lease.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Lease.  The language in this Lease shall be interpreted as to its fair meaning and not strictly for or against any party.  No inferences shall be drawn against either party.

50.           TIME IS OF THE ESSENCE.

Time is of the essence with respect to the performance of each of the conditions, covenants and agreements under this Lease.

51.           LIMITATION OF LIABILITY.

The term “Tenant” shall mean only the person or entity who or which at the time in question holds the tenant’s interest in this Lease, it being intended that the covenants and obligations contained in this Lease on the part of Tenant shall be binding on Tenant, its successors and assigns only during and in respect of their respective successive periods of owning or holding Tenant’s interest in this Lease.  In no event shall Tenant or any of its partners, shareholders, owners, agents or employees have any personal liability for any obligations under this Lease.  Landlord shall look solely to the interest of Tenant, its successors and assigns, in the Leased Premises for the satisfaction of each and every remedy of Landlord in the event of default by Tenant hereunder.

52.           FINANCIALS.

Within thirty (30) days after request, the requested party shall deliver to the requesting party its financial statements, in commercially reasonable from and scope, for its most recent

Florence, AL

fiscal year (or the preceding fiscal year, if the most recent fiscal year ended within the last ninety (90) days before the request.  Notwithstanding the foregoing, any publicly traded entity shall be exempt from the requirement provided in this Paragraph 52.

53.           FORM 1099 INFORMATION REPORTING.

Prior to the Delivery Date and thereafter, within thirty (30) days of Tenant request, pursuant to The Patient Protection and Affordable Care Act, Landlord shall provide Tenant with an accurate and true copy of its Form W-9.  In the event that Landlord fails to provide such Form W-9, Tenant shall have the right to immediately suspend payment of Minimum Rent and all other rents and charges due hereunder and/or terminate the Lease.  Further, Landlord shall be liable for any fees or charges incurred by Tenant for Landlord’s failure to provide an accurate and true copy of its Form W-9 and shall indemnify, defend and hold harmless Tenant from same.

54.           TERMINATION OF PREVIOUS OCCUPANCY AGREEMENT.

Landlord and Tenant acknowledge that Tenant is currently occupying certain space within the Center (the “Original Premises”) under a Sub-Sub-Sublease Agreement dated April 23, 1996, as amended and supplemented, (collectively, the “Sub-Sub-Sublease”) between Book-A-Million, Inc. (“Books”) and Tenant.  Pursuant to that certain Letter Agreement between Books and Tenant dated May 11, 2010, the parties agreed that Books would continue to lease the Original Premises to Tenant pursuant to the terms and conditions of the Sub-Sub-Sublease, as though it were a direct Lease between Books as Landlord and Hibbett Sporting Goods, Inc. as Tenant.  The parties agree that, upon the date Tenant opens for business in the Leased Premises, the Sub-Sub-Sublease shall be amended, deleted in its entirety and replaced with all the terms, conditions and provisions of this amended and restated Lease effective on the Commencement Date of this Lease.

55.           CONTINGENCY.

This Lease, and Landlord’s and Tenant’s obligations hereunder, are dependent and contingent upon the satisfaction of the following conditions precedent (the “Conditions Precedent”): (1) Landlord shall have acquired fee simple title to the Leased Premises from the current owner of the Leased Premises, Home Depot U.S.A., Inc. a Delaware corporation (the “Current Owner”); (2) Landlord shall have obtained all necessary approvals from adjoining property owners, and any applicable municipal, state and federal regulatory agencies of any necessary easements and vacations of existing easements or rights-of-way; and (3) Landlord shall have obtained all required general permits and approvals from any applicable municipal, state and federal regulatory agencies shall have been obtained.  Landlord shall use diligent and good faith efforts to satisfy all Conditions Precedent.

In the event Landlord fails to satisfy all Conditions Precedent by October 1, 2011, Landlord shall notify Tenant of such fact on or before October 15, 2011 and Tenant shall have the right, to be exercised in writing on or before December 31, 2011, time being of the essence, to cancel and terminate this Lease and, in such event, the Sub-Sub-Sublease shall continue.  Upon termination under this Paragraph 55, each party shall be released from any obligations to the other under this Lease, and each party shall bear its own expenses incurred to the date of termination, without right of contribution from the other.  Upon Landlord confirming to Tenant that it has (i) satisfied all Conditions Precedent, including its building permit; and (ii) is otherwise prepared to begin construction of the Improvements, Tenant agrees to confirm that its termination right under this Paragraph 55 is null and void in all respects.

SIGNATURES AND ACKNOWLEDGEMENTS ON FOLLOWING PAGES

Florence, AL

WITNESS the following signatures.

WITNESS:	LANDLORD:

AL FLORENCE REALTY HOLDINGS, LLC
An Alabama limited liability company

By: BOOKS-A-MILLION, INC.
Its: Sole Member

/s/ Clyde B. Anderson
/s/ Catherine L. Hogewood	By: Clyde B. Anderson
Title: Chairman & CEO
Date: October 3, 2011

WITNESS:	TENANT:

HIBBETT SPORTING GOODS, INC.
a Delaware Corporation

/s/ Jeff Rosenthal
/s/ Christie Wren	By: Jeff Rosenthal
Title: Chief Executive Officer
Date: August 22, 2011

ACKNOWLEDGEMENTS ON FOLLOWING PAGE

Florence, AL

STATE OF ALABAMA                                           )

SHELBY COUNTY                                                      )

I, the undersigned authority, a Notary Public in and for said County, in said State, hereby certify that                   Clyde B. Anderson                 , whose name as            Chairman and CEO           of  Books-A-Million, Inc., a Delaware corporation, is signed to the foregoing Agreement of Lease and who is know to me, acknowledge before me on this day that, being informed of the contents of said Agreement of Lease, he/she, in his/her capacity as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand this the   3rd  day of   October  , 2011.

/s/ Sharon A. Sprague
Notary Public
My Commission Expires: _________________

SHARON A. SPRAGUE
Notary Public, State of Alabama
Alabama State At Large
My Commission Expires
April 09, 2012

(SEAL)

STATE OF ALABAMA                                           )

JEFFERSON COUNTY                                                      )

I, the undersigned authority, A Notary Public in and for said County, in said State hereby certify that Jeff Rosenthal, whose name as Chief Executive Officer of Hibbett Sporting Goods, Inc., a Delaware corporation, is signed to the foregoing Agreement of Lease and who is known to me, acknowledged before me on this day that, being informed of the contents of said Agreement of Lease, he, in his capacity as such officer and with full authority, executed the same voluntarily for and as the act of said corporation on the day the same bears date.

Given under my hand this the   22  day of   August  , 2011.

/s/ Twila Dothard
Notary Public: Twila Dothard
My Commission Expires: January 6, 2015

(SEAL)

Florence, AL

END of Exhibit 10.1